EXHIBIT 99.1
Pure Cycle Corporation Announces Q2 Fiscal 2008 Financial Results
Thornton, Colorado — April 8, 2008 — Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced financial results today for the six months ended February 29, 2008.
Pure Cycle is reporting net losses of approximately $3.5 million ($.18 per share) and $3.4 million ($.19 per share), for the six months ended February 29, 2008 and February 28, 2007, respectively. However, approximately $2.8 million and $2.6 million of the reported losses relates to expense items which do not currently require the use of cash or other current assets which results in cash expenses totaling approximately $.8 million for each period. Although they are components of our net losses, management does not include these items when reviewing the performance of the company; therefore, management believes it is necessary to highlight these items for investors. The items are comprised of the following:

	Six Months Ended:
	February 29, 2008	February 28, 2007
Imputed expenses or non-cash expenses:
Imputed Interest on the Tap Participation Fee	$2,141,000	$2,286,700
Loss on extinguishment of contingent obligations	273,700	—
Depreciation and depletion	190,800	182,200
Stock based compensation expense	170,400	156,500

Total imputed and non-cash expenses	$2,775,900	$2,625,400

These items are explained in greater detail in our Form 10-K for the year ended August 31, 2007 and further in our Form 10-Q for the three and six months ended February 29, 2008, to be filed with the SEC on April 9, 2008. In addition to the above items, for the six months ended February 29, 2008 and February 28, 2007, respectively, we also incurred approximately $152,700 and $5,000 of consulting fees related to the ongoing discussions with the Land Board and Lend Lease over the water and wastewater service agreements for the proposed development at the Lowry Range. Excluding the cash paid for consulting and the expenses described above our net losses for the six months ended February 29, 2008 and February 28, 2007 would have been:

	Six Months Ended:
	February 29, 2008	February 28, 2007	$ Change	% Change
Net losses as reported	$(3,544,700)	$(3,414,500)	$130,200	4%
Imputed and non-cash expenses described above	2,775,900	2,625,400
Consulting fees	152,700	5,000

As adjusted net losses	$(616,100)	$(784,100)	$(167,800)	-21%

The as adjusted net losses for the current year decreased as a result of lower professional fees due to the consultation with the SEC we had in the prior fiscal year and the reduction of state franchise fees paid to the State of Delaware as a result of our reincorporation into Colorado.
We will host a conference call to discuss the results on Thursday April 10, 2008 at 2 pm Mountain. The call will be hosted by our President, Mark W. Harding. Call details are presented below.

FINANCIAL HIGHLIGHTS
Unaudited Results of Operations

	Six Months Ended:
	February 29, 2008	February 28, 2007
Total revenues	$126,500	$115,700
Total cost of revenues	(82,200)	(80,600)

Gross margin	44,300	35,100
Total operating expenses	(1,369,100)	(1,267,200)
Other (expense) income
Including imputed interest of $2.1 million and $2.3 million	(2,219,900)	(2,182,400)

Net loss	$(3,544,700)	$(3,414,500)

Weighted average shares outstanding (basic and diluted)	20,170,588	18,361,083

Loss per share	$(0.18)	$(0.19)

Financial Position Data

	February 29, 2008	August 31, 2007
Current assets	$6,303,700	$7,288,400

Total assets	$110,858,200	$111,891,900

Current liabilities	$145,000	$183,300

Total liabilities	$54,489,600	$54,047,100

Total stockholders’ equity	$56,368,600	$57,844,800

CALL INFORMATION

What:	Second quarter fiscal 2008 Financial Release
When:	April 10, 2008 at 2:00 pm Mountain
To listen:	Click on the link posted on the Company’s website:
www.purecyclewater.com
Log-on 5 minutes early in case downloads are required.
Call in Number:	Toll free: (888) 679-8038
Passcode:	95637026

REPLAY INFORMATION

The call will be available for replay until 9:59 p.m. on April 17, 2008:
Toll free:	(888) 286-8010
Passcode:	24325281
A replay will be available on the Company’s Website through May 31, 2008.
For questions, please contact Investor Relations at info@purecyclewater.com.

Company Information
Pure Cycle owns water assets in several river basins in the State of Colorado as well as certain aquifers in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.
Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456.